    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2000

                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                                  SEITEL, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                             76-0025431
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                              50 BRIAR HOLLOW LANE
                              7TH FLOOR, WEST BLDG.
                              HOUSTON, TEXAS 77027

    (Address of registrant's principal executive offices, including zip code)

                        SEITEL, INC. AMENDED AND RESTATED
                       1998 EMPLOYEE STOCK PURCHASE PLAN,
                      SEITEL, INC. 2000 STOCK OPTION PLAN ,
                      EMPLOYMENT AGREEMENT AMENDMENTS WITH
                  PAUL FRAME, HERBERT PEARLMAN AND DAVID LAWI,
                        AND CERTAIN COMPENSATORY WARRANTS

                              (Full Title of Plans)

                                 ---------------

                                  PAUL A. FRAME
                      President and Chief Executive Officer
                                  Seitel, Inc.
                   50 Briar Hollow Lane, 7th Floor, West Bldg.
                              Houston, Texas 77027
                                 (713) 881-8900
          (Name and address, including zip code, and telephone number, including area code, of registrant's agent for service)

                                    Copy to:

                               William Mark Young
                            Gardere Wynne Sewell LLP
                           1000 Louisiana, Suite 3400
                              Houston, Texas 77002
                    Phone (713) 276-5500, Fax: (713) 276-5555

                             (cover page continued)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
   Title of Each Class of     Amount to be   Proposed Maximum Offering       Proposed Maximum         Amount of
Securities to be Registered    Registered        Price Per Security      Aggregate Offering Price    Registration
                                   (1)                                                                   Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                794,300 (2)              (3)                     $12,174,998             $3,215
--------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                750,000 (4)              (5)                     $8,628,148              $2,278
--------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                375,000 (6)            $6.5875                   $2,470,313               $653
--------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                90,000 (7)              $8.00                     $720,000                $191
--------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                75,000 (8)             $15.375                   $1,153,125               $305
--------------------------------------------------------------------------------------------------------------------

Total                                                                                                   $6,642
====================================================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued pursuant to the applicable plans and warrants to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) Issuable upon exercise of the additional Common Stock Purchase Warrants to be issued under the Company's Amended and Restated 1998 Employee Stock Purchase Plan.

(3) Of the 794,300 shares of Common Stock registered hereby issuable under the 1998 Employee Stock Purchase Plan, 479,962 shares are issuable pursuant to warrants previously granted under the Plan at a weighted average exercise price of $16.30 per share. The proposed maximum offering price per share of the remaining 314,338 shares is $13.84, estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) on the basis of the average of the high and low price of the Registrant's common stock as reported on the New York Stock Exchange on December 1, 2000.

(4)      Issuable pursuant to the Company's 2000 Stock Option Plan.

(5) Of the 750,000 shares of Common Stock registered hereby issuable under the 2000 Stock Option Plan, 710,750 shares are issuable pursuant to options previously granted under the Plan at an exercise price of $11.375 per share. The proposed maximum offering price per share of the remaining 39,250 shares is $13.84, estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) on the basis of the average of the high and low price of the Registrant's common stock as reported on the New York Stock Exchange on December 1, 2000.

(6) Comprises 100,000, 150,000 and 125,000 shares of Common Stock issued and sold to Paul A. Frame, Herbert M. Pearlman and David S. Lawi, respectively, at a purchase price of $6.5875 per share, pursuant to Employment Agreement Amendments No. 2 entered into by each of Messrs. Frame, Pearlman and Lawi with the Company.

(7) Issuable upon exercise of a warrant granted to Kevin S. Fiur in connection with his joining the Company. The exercise price of the warrant is $8.00 per share.

(8) Issuable upon exercise of a warrant granted to William Leaky in connection with his joining the Company. The exercise price of the warrant is $15.375 per share.

                                EXPLANATORY NOTE


         On May 10, 1999, the Board of Directors of Seitel, Inc. (the "Company")
(i) approved an amendment and restatement of the Seitel, Inc. 1998 Employee Stock Plan (as amended and restated, the "1998 Plan") to incorporate previous amendments and to provide for additional warrants (the "New Warrants") to purchase shares of common stock, par value $0.01 per share, of the Company ("Common Stock") to be issued under the 1998 Plan, and (ii) authorized the issuance of up to 794,300 shares of Common Stock upon exercise of the New Warrants. The New Warrants will be issued upon exercise of the warrants originally issued under the 1998 Plan.

         On July 26, 2000, the Company's Board of Directors (i) approved the Company's 2000 Stock Option Plan (the "2000 Plan") and (ii) authorized the issuance of up to 750,000 shares of Common Stock upon exercise of options issued under the 2000 Plan.

         Effective as of June 26, 2000, the Company entered into Employment Agreement Amendments No. 2 with each of Paul A. Frame, Herbert M. Pearlman and David S. Lawi, pursuant to which the Company issued and sold 100,000, 150,000 and 125,000 shares of Common Stock to Messrs. Frame, Pearlman and Lawi, respectively, at a purchase price of $6.5875 per share.

         As an inducement for their accepting employment with the Company, the Company issued a warrant (i) to Kevin S. Fiur on November 15, 1999 to purchase 90,000 shares of Common Stock at an exercise price of $8.00 per share and (ii) to William Leaky on September 1, 2000 to purchase 75,000 shares of Common Stock at an exercise price of $15.375 per share.

         This Registration Statement contains two parts. The first part contains a prospectus on Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers re-offers and re-sales, from time to time, by the selling stockholders listed in the prospectus of shares of Common Stock of the Company (i) acquired upon the exercise of options granted under our 2000 Stock Option Plan, (ii) acquired upon the exercise of the New Warrants granted under our Amended and Restated 1998 Employee Stock Purchase Plan, (iii) acquired by Paul A. Frame, Herbert M. Pearlman and David S. Lawi pursuant to Employment Agreement Amendments No. 2 that each of them entered into with Seitel, Inc., and (iv) acquired by Kevin S. Fiur and William Leaky pursuant to the exercise of warrants that they acquired in connection with joining the Company.

         The second part contains information required in the Registration Statement pursuant to Part II of Form S-8.

         Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission, as such information will be sent or given to each employee participant in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). This information and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS
(Form S-3)

                                  SEITEL, INC.
                        1,090,500 SHARES OF COMMON STOCK

     This prospectus relates to the sale of up to 1,090,500 shares of our common stock by the selling stockholders identified in this prospectus or in future prospectus supplements. The selling stockholders may sell their shares of common stock at the market price or at other prices as described in the "Plan of Distribution" section of this prospectus.

     We will not receive any of the proceeds from the sales. However, we will receive proceeds from the exercise, if any, of the options and warrants that have been granted to the selling stockholders.

     OUR COMMON STOCK TRADES ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "SEI" AND ON THE TORONTO STOCK EXCHANGE UNDER THE SYMBOL "OSL". On December 1, 2000, the closing price of the common stock on the New York Stock Exchange was $13.50 per share.

     The selling stockholders may acquire these shares of our common stock upon the exercise of new warrants that will be granted upon exercise of the original warrants purchased under our Amended and Restated 1998 Employee Stock Purchase Plan and upon the exercise of options granted under our 2000 Stock Option Plan. In addition, Paul A. Frame, Herbert M. Pearlman and David S. Lawi acquired certain of these shares pursuant to Employment Agreement Amendments No. 2 that each of them entered into with Seitel, Inc., and Kevin S. Fiur may acquire certain of these shares upon the exercise of warrants that he acquired in connection with joining Seitel, Inc.

     The address of our principal executive office is 50 Briar Hollow Lane, West Building, 7th Floor, Houston, Texas 77027, and our telephone number is
(713)881-8900.

                                ----------------


     YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                ----------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


                The date of this prospectus is December 5, 2000

                                TABLE OF CONTENTS

     Risk Factors...................................................2
     Information We Incorporate By Reference........................4
     Where You Can Find More Information............................4
     Forward-Looking Information....................................5
     Use of Proceeds................................................5
     Selling Stockholders...........................................5
     Plan of Distribution...........................................6
     SEC Position on Certain Indemnification........................8
     Legal Matters..................................................8
     Experts........................................................8


                                  RISK FACTORS

     You should carefully consider the following risk factors together with the other information contained in this prospectus, any accompanying prospectus supplement and the information we have incorporated by reference. The risks and uncertainties described below are not the only ones relating to these securities or facing our company. Additional risks and uncertainties not presently known to us or that we currently do not believe are material may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of the securities could decline and you may lose all or part of your investment.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED BY LOW EXPLORATION, DEVELOPMENT AND PRODUCTION SPENDING BY OIL AND GAS COMPANIES AND BY LOW OIL AND GAS PRICES.

     Our seismic business depends upon exploration, development and production spending by oil and gas companies. Although overall conditions in the oil and gas industry have improved recently as a result of strong oil and gas prices, there can be no assurance that conditions will not deteriorate in the future as oil and gas prices fluctuate. This could affect our seismic data operations. Any decreases in oil and gas prices could result in decreased exploration, development and production spending by oil and gas companies, which could affect our seismic data business. Although oil and gas prices have increased recently, any future decline could result in decreased revenues from our oil and gas exploration and production business.

WE INVEST SIGNIFICANT AMOUNTS OF MONEY IN ACQUIRING AND PROCESSING SEISMIC DATA FOR OUR DATA LIBRARY WITH ONLY PARTIAL UNDERWRITING OF THE COSTS BY CUSTOMERS.

     We invest significant amounts of money in acquiring and processing new seismic data to add to our data library. Although we generally obtain customer commitments covering in excess of 60% of the costs of acquiring and processing this data, we assume the risk that we will not be able to fully recover our portion of the costs through future licensing of the data. The amounts of these future data licensing fees are uncertain and depend on a variety of factors, including the market prices of oil and gas, customer demand for seismic data in our library, availability of similar data from competitors and governmental regulations affecting oil and gas exploration. Many of these factors are beyond our control. In addition, the timing of these sales can vary greatly from period to period. Technological or regulatory changes or other developments could adversely affect the value of the data.

BECAUSE OUR BUSINESS IS CONCENTRATED IN THE U.S. GULF COAST AND CANADA, IT COULD BE ADVERSELY AFFECTED BY DEVELOPMENTS IN THE OIL AND GAS BUSINESS THAT AFFECT THESE AREAS.

     Most of the seismic data in our seismic data library covers areas along the U.S. Gulf Coast, offshore in the U.S. Gulf of Mexico or in Canada. Also, most of our existing interests in oil and gas properties are located along the coast of the U.S. Gulf of Mexico. Because of this geographic concentration, our results of operations could be adversely affected by events relating primarily to one of these regions even if conditions in the oil and gas industry worldwide were favorable. Some examples of possible events that would adversely affect the U.S. Gulf Coast region would be changes in governmental regulations adversely affecting offshore drilling in the U.S. Gulf of Mexico, shortages of drilling or other necessary equipment in this region, or increases in gas transportation costs from this region to the Northeastern U.S., where much of the gas produced in this region is consumed.

THE AMOUNTS WE AMORTIZE FROM OUR DATA LIBRARY EACH PERIOD MAY FLUCTUATE, AND THESE FLUCTUATIONS CAN AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     We amortize the cost of our multi-client data library based in part on our estimates of future sales of data. These estimates are imprecise and may vary from period to period depending upon market developments and our expectations. Substantial changes in amortization rates can have a significant effect on our reported results of operations.

DRILLING HAZARDS AND DRY HOLES COULD AFFECT OUR OIL AND GAS ACTIVITIES.

     We may not discover commercial quantities of oil and gas when we participate in drilling wells. Our oil and gas operations could be adversely affected by the occurrence of drilling hazards. These include:

     o    cratering;
     o    explosions;
     o    uncontrollable flows of oil, gas or well fluids;
     o    fires;
     o    pollution; and
     o    other environmental risks.

     Some of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. We do not act as operator in our oil and gas drilling business and depend on our partners to minimize these operating risks.

WE HAVE RECORDED WRITE-DOWNS BECAUSE OF LOW OIL AND GAS PRICES AND MAY BE REQUIRED TO DO SO AGAIN IN THE FUTURE. FUTURE WRITE-DOWNS WOULD RESULT IN A CHARGE TO OUR EARNINGS AND POSSIBLE LOSSES.

     Under SEC oil and gas accounting rules, we may have to write-down our assets if oil and gas prices decline significantly or if we have significant downward adjustments to our oil and gas reserves. We recorded a $9.6 million pre-tax, $6.2 million after tax, non-cash write-down of the carrying value of our proved oil and gas properties as of December 31, 1997 due to low oil and gas prices. If oil and gas prices fall significantly, or if we have significant downward reserve adjustments in the future, it is possible that additional write-downs will occur again. These write-downs would result in a charge to our earnings and possible losses, but would not impact cash flows from operating activities.

OUR DEBT AGREEMENTS MAY LIMIT OUR FLEXIBILITY IN RESPONDING TO CHANGING MARKET CONDITIONS OR IN PURSUING BUSINESS OPPORTUNITIES.

     Our debt agreements contain restrictions and requirements relating to, among other things:

     o    additional borrowing;
     o    maintaining financial ratios;
     o    granting liens on our assets;
     o    selling assets;
     o    paying dividends; and
     o    merging.

These restrictions and requirements may limit our flexibility in responding to changing market conditions or in pursuing business opportunities that we believe would have a positive effect on our business.

EXTENSIVE GOVERNMENTAL REGULATION OF OUR BUSINESS AFFECTS OUR DAILY OPERATIONS.

     Our seismic data customers are subject to extensive governmental regulation. In addition, our oil and gas exploration and production operations are subject to regulations. These regulations, among other things:

     o    govern environmental quality and pollution control; and
     o    limit rates of production.

     New laws or regulations or changes to existing laws or regulations affecting the oil and gas industry could reduce customer demand for our seismic data or increase the operating costs of our oil and gas business.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on a relatively small group of management and technical personnel. The loss of one or more of these individuals could have a material adverse effect on our business.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE MAY CAUSE A SIGNIFICANT DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK.

     We have issued options, warrants and other rights to our directors, officers and employees that are exercisable into approximately 7.3 million shares of common stock. A number of these options, warrants and other rights may be exercised within 60 days of the date of this prospectus into approximately
6.1 million shares of common stock. Most of these shares may be sold immediately upon exercise. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants), or the perception that sales of substantial amounts of common stock could occur, could adversely affect the market price for our common stock.


                     INFORMATION WE INCORPORATE BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934. The documents we incorporate by reference are:

     o our Annual Report on Form 10-K, as amended by our Form 10-K/A, for the year ended December 31, 1999;

     o our Quarterly Reports on Form 10-Q for the three months ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     o the description of our common stock contained in our Registration Statement on Form 8-A, dated March 27, 1991 (Registration Number 0-14488).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Seitel, Inc.
     Investor Relations
     50 Briar Hollow Lane
     West Building, 7th Floor
     Houston, Texas 77027
     (713) 881-8900

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities that may be offered by the selling stockholders. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room.


                           FORWARD-LOOKING INFORMATION

     Some of the statements contained in this prospectus under the caption "Risk Factors" and some of the statements included in the documents that we have incorporated by reference are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements:

     o address activities, events or developments that we expect, believe, anticipate or estimate will or may occur in the future;

     o are based on assumptions and analyses that we have made and that we believe are reasonable under the circumstances when made; and

     o are based on many risks, uncertainties and other factors, most of which are beyond our control.

     Any one of these factors, or a combination of these factors, could materially affect our future results of operations and whether the forward-looking statements ultimately prove to be accurate. These forward looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so. Please read "Risk Factors."

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive the exercise price of any options or warrants exercised. The options or warrants must be exercised before the selling stockholders can sell the shares obtained by the option or warrant. The exercise price of the options granted under our 2000 Stock Option Plan will not be less than the fair market value of our common stock at the time of such grant. The exercise price of the new warrants to be issued under our Amended and Restated 1998 Employee Stock Purchase Plan will be determined at the time the selling stockholders exercise the original warrants granted under the plan. We intend to use the proceeds from the exercise of the options or warrants for general corporate purposes.


                              SELLING STOCKHOLDERS

     The selling stockholders named in the table below may use this prospectus to sell from time to time up to 1,051,250 shares of common stock. The selling stockholders may acquire these shares of our common stock pursuant to the exercise of options granted under our 2000 Stock Option Plan and the exercise of the new warrants that will be granted when they exercise the original warrants purchased under our Amended and Restated 1998 Employee Stock Purchase Plan. In addition, Paul A. Frame, Herbert M. Pearlman and David S. Lawi acquired certain of these shares pursuant to Employment Agreement Amendments No. 2 that each of them entered into with Seitel, Inc., and Kevin S. Fiur may acquire certain of these shares pursuant to the exercise of warrants that he acquired in connection with joining Seitel, Inc.

     The table provides (i) the name of each selling stockholder and their position or relationship with the company, (ii) the number of shares of common stock currently owned by each selling stockholder, (iii) the number of shares which may be offered hereby by each selling stockholder and (iv) the percentage of the outstanding common stock to be owned by each selling stockholder upon completion of the offering if all offered shares are sold. We obtained certain of this information from the selling stockholders and other sources which we have not verified.

---------------------------------------------------------------------------------------------------------------------
                                                   NUMBER OF                                            PERCENT OF
                                                    SHARES         NUMBER OF SHARES    SHARES OWNED       SHARES
                                                 BENEFICIALLY           OFFERED         AFTER THE          OWNED
                                                 OWNED BEFORE        HEREUNDER (2)     OFFERING (3)      AFTER THE
NAME AND POSITION                              THE OFFERING (1)                                          OFFERING
---------------------------------------------------------------------------------------------------------------------
Paul A. Frame                                        1,902,730            315,000       1,587,730            6.2%
Chief Executive Officer,
President and Director
---------------------------------------------------------------------------------------------------------------------

Herbert M. Pearlman                                  1,398,827            265,000       1,133,827            4.5%
Chairman of the Board
---------------------------------------------------------------------------------------------------------------------

David S. Lawi                                        1,010,394            125,000         885,394            3.5%
Former Director
---------------------------------------------------------------------------------------------------------------------

Kevin S. Fiur                                          110,000            110,000              --              --
Senior Vice President and General
Counsel
---------------------------------------------------------------------------------------------------------------------

Debra D. Valice                                        429,892             80,000         349,892            1.4%
Chief Financial Officer, Executive
Vice President and Director
---------------------------------------------------------------------------------------------------------------------

Russell J. Hoffman                                     236,667             45,000         191,667               *
Vice President, Corporate Communications
---------------------------------------------------------------------------------------------------------------------

Marcia H. Kendrick                                     170,625             45,000         125,625               *
Chief Accounting Officer
---------------------------------------------------------------------------------------------------------------------

Walter M. Craig, Jr.                                    91,562             21,250          70,312               *
Director
---------------------------------------------------------------------------------------------------------------------

John Stieglitz                                          62,085             15,000          47,085               *
Director
---------------------------------------------------------------------------------------------------------------------

William Lerner                                          62,170             15,000          47,170               *
Director
---------------------------------------------------------------------------------------------------------------------

Fred Zeidman                                            38,200             15,000          23,200               *
Director
---------------------------------------------------------------------------------------------------------------------

  * Represents as to each Selling Stockholder less than 1% of the shares of common stock outstanding.

(1) Includes shares that may be acquired upon exercise of options and warrants that are exercisable within 60 days of the date hereof and the shares offered hereunder whether or not exercisable within 60 days of the date hereof.
(2) Includes shares that may be acquired upon exercise of options and warrants, whether or not exercisable within 60 days of the date hereof.
(3) Assumes that all shares that may be offered are sold.

     This prospectus may also be used by officers and directors of the company for the resale of up to 39,250 shares of common stock that may be acquired upon the exercise of options still available for grant under our 2000 Stock Option Plan. If and when any such shares are sought to be offered for resale by selling stockholders, the number of shares of Common Stock beneficially owned by each selling stockholder, the number of shares acquired pursuant to the issuance of additional options under our 2000 Stock Option Plan, and the number of shares offered for resale pursuant to this prospectus will be indicated by prospectus supplement.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. The selling stockholders will pay brokerage commission and similar selling expenses, if any, attributable to the sale of shares. The selling stockholders may sell shares from time to time in one or more types of transactions, including the following:

     o on the New York Stock Exchange;
     o on the Toronto Stock Exchange;
     o in the over-the-counter market;
     o in negotiated transactions;
     o through put or call options transactions relating to the shares;
     o through short sales of shares; or
     o through a combination of these methods of sale.

The selling stockholders may sell shares in block transactions. The selling stockholders will sell at market prices prevailing at the time of sale, or at negotiated prices. Sales by the selling stockholders may or may not involve brokers or dealers.

     The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through underwriters or broker-dealers. These underwriters or brokers-dealers may act as agents or principals. These underwriters or broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the underwriters or broker-dealers may act as agents or to whom they sell as a principal. Compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions.

     The selling stockholders and any underwriters or broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by underwriters or broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities arising under the Securities Act.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of that rule.

     Upon receipt of notice from a selling stockholder that they have entered into any material arrangement with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing:

     o the name of each participating selling stockholder and of the participating broker-dealer(s);
     o    the number of shares involved;
     o    the price at which the shares were sold;
     o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    other facts material to the transaction.

In addition, we will file a supplement to this prospectus if a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares.

     We intend to require the selling stockholders to indemnify us against civil liabilities resulting from the failure by the selling stockholders to deliver a prospectus if required. The indemnified civil liabilities include any liabilities under the Securities Act or the Exchange Act resulting from any untrue or any alleged untrue statement of a material fact or omission of a material fact in the registration statement or a prospectus supplement. We intend to require the selling stockholders to indemnify us only to the extent the liability relates to information supplied by the selling stockholder for inclusion in the registration statement or prospectus supplement.

     In order to comply with state securities laws, if applicable, the shares will be sold only through registered or licensed brokers or dealers in states that require that sales be made through registered or licensed brokers or dealers. Some states require that selling shareholders or the issuer of shares register or qualify shares for sale in that state, unless an exemption from registration or qualification is available and is obtained.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     Pursuant to Delaware law, our Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our Certificate of Incorporation and Bylaws grant this indemnification to our officers and directors.

     To the extent that indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus will be passed upon by Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002.

                                     EXPERTS

     Our consolidated balance sheets as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     Some of the information regarding our oil and gas reserves that we have incorporated by reference into this prospectus is derived from Garb Grubbs Harris & Associates, Inc.'s reserve report dated December 31, 1999. We have included this information in reliance upon Garb Grubbs Harris & Associates, Inc. as experts with respect to these matters.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE. The Company incorporates by reference into this Registration Statement the following documents which have been or will be filed by the Company with the Securities and Exchange Commission (the "Commission"):

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended by Form 10-K/A as filed with the Commission on April 27, 2000.

     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     3. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1999.

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 27, 1991 (Registration Number 0-14488).

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

      ITEM 4: DESCRIPTION OF SECURITIES.

NEW WARRANTS

     The 1998 Plan authorizes the issuance of up to 794,300 new warrants to purchase shares of Common Stock ("New Warrants") issuable upon exercise of the 794,300 warrants originally purchased ("Original Warrants") under the Plan. New Warrants will be issued only to the Eligible Employee, as defined in the Plan, who purchased the Original Warrant and only if such person is still an Eligible Employee.

TERMS OF NEW WARRANTS

     Each New Warrant entitles the holder to purchase one share of Common Stock. If the Common Stock that is issued upon exercise of the Original Warrants is sold on the date of such exercise, then the exercise price of the New Warrants will equal the price at which such shares of Common Stock were sold. If the Common Stock received upon exercise of the Original Warrant is not sold on the date of such exercise, then the exercise price of the New Warrant shall equal the closing price of the Common Stock on the date of such exercise. The New Warrants will expire on the earlier of (i) the date that is five years after the date that the Original Warrants were purchased, (ii) the date that is five business days after termination of employment if the Eligible Employee who originally received such New Warrant ceases to be an Eligible Employee for any reason other than death, disability or retirement after the age of 65, or (iii) the date that is one year after the death, disability, or retirement after age 65 of the person who originally received the New Warrants from the Company if he ceases to be an employee of the Company because of such death, disability, or retirement after age 65.

EXERCISE OF NEW WARRANTS

     New Warrants may be exercised only by a holder, or by his legal representative on his behalf after a disability, or by his personal representative or estate or the person or persons entitled thereto after his death.

     New Warrants may be exercised in whole or part at any time, within the period permitted for exercise thereof. New Warrants must be exercised by written notice with respect to a specified number of shares delivered to the Company at its principal office, together with payment in full to the Company for the number of shares of Common Stock to be purchased pursuant to the exercise of the New Warrant.

     Upon any exercise of a New Warrant, the holder must pay the full amount of the exercise price in cash at the time of the exercise. Holders will not be or have any of the rights or privileges of a stockholder of the Company with respect to any Common Stock purchasable upon the exercise of any part of a New Warrant unless and until certificates representing such Common Stock shall have been issued by the Company to such holders after exercise of a New Warrant.

     A New Warrant is exercisable only if the issuance of Common Stock pursuant to the exercise would be in compliance with applicable securities laws. The holder exercising a New Warrant shall pay or make provisions satisfactory to the Company for the payment of certain taxes which the Company may be obligated to collect upon exercise.

ADJUSTMENTS

     The number of shares of Common Stock issuable upon exercise of New Warrants and the exercise price of such New Warrants are subject to adjustment by the Board of Directors of the Company, acting in good faith, to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company. If the Company is a party to any merger or similar transaction and is the surviving corporation, the New Warrants will not be affected. If (i) the Company sells all or substantially all of its assets, (ii) is a party to a merger or similar transaction and is not the surviving corporation, or (iii) another company makes a tender offer for stock of the Company, then the Company may, at its election,
(a) reach an agreement with the purchaser in that transaction that the purchaser will assume the obligations of the Company under the New Warrants; (b) reach an agreement with the purchaser that the purchaser will convert the New Warrants into warrants of at least equal value as to stock of the purchaser; or (c) not later than thirty (30) days prior to the effective date of the transaction, notify the holder of the New Warrants of the proposed transaction and afford the holders of the New Warrants the right prior to such transaction to exercise the New Warrants, which exercise may be contingent upon consummation of the transaction.

RESTRICTIONS ON TRANSFER OF NEW WARRANTS

     New Warrants are not transferable other than by will or by the laws of descent and distribution, except that New Warrants may be transferred by the purchaser of the Original Warrant from the Company to members of his immediate family who are U.S. residents or to trusts or business entities formed for the benefit of members of his immediate family who are U.S. residents. "Immediate family" means parents, children, grandchildren, or spouses. A New Warrant may not be subsequently transferred by such immediate family member other than by will or by the laws of descent and distribution.

      ITEM 5: INTERESTS OF NAMED EXPERTS AND COUNSEL.  Not applicable.

      ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS. Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; provided, however, that if the person is found to be liable to the corporation, no indemnification shall be made except to the extent that the court determines that indemnification is fair and reasonable under the circumstances.

     Section 145(g) of the General Corporation Law provides, in general, that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     Article Eight of the Registrant's Certificate of Incorporation and Article Six of the Registrant's Bylaws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

    ITEM 7:     EXEMPTION FROM REGISTRATION CLAIMED.  Not Applicable.

    ITEM 8:     EXHIBITS:

     4.1        Seitel, Inc. Amended and Restated 1998 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q for the quarter ended September 30, 1999).

     4.2        Form of the New Warrants to be granted under the Amended and Restated 1998 Stock Purchase Plan
                (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q for the quarter ended
                September 30, 1999).

     4.3        Seitel, Inc. 2000 Stock Option Plan (incorporated by reference from Exhibit 10.1 to the
                Company's Form 10-Q for the quarter ended September 30, 2000).

     4.4        Form of Warrants granted to Kevin Fiur and William Leaky.*

     5.1        Opinion of Gardere Wynne Sewell & Riggs, L.L.P., legal counsel to the Company.*

     10.1       Employment Agreement Amendment No. 2 dated effective as of June 26, 2000 between Seitel, Inc. and Paul
                A. Frame (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 2000).

     10.2       Employment Agreement Amendment No. 2 dated effective as of June 26, 2000 between Seitel, Inc. and
                Herbert M. Pearlman (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q for the quarter ended June 30, 2000).

     10.3       Employment Agreement Amendment No. 2 dated effective as of June 26, 2000 between Seitel, Inc. and David
                S. Lawi (incorporated by reference from Exhibit 10.4 to the Company's Form 10-Q for the quarter ended June 30, 2000).

     23.1       Consent of Arthur Andersen LLP.*

     23.2       Consent of Garb Grubbs Harris & Associates, Inc.*

     23.3       Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1).

     24.1       Power of Attorney (included on Signature Page).

* filed herewith

      ITEM 9:   UNDERTAKINGS.  The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 5th day of December, 2000.

                             SEITEL, INC.


                             BY: /s/ Paul A. Frame
                                ------------------------------------------------
                             PAUL A. FRAME, President, Chief Executive Officer and Director (principal executive officer)


                             BY: /s/ Debra D. Valice
                                ------------------------------------------------
                             DEBRA D. VALICE, Executive Vice President of
                             Finance, Chief Financial Officer and Director (principal financial and accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Paul A. Frame and Debra D. Valice true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 2000.

                        SIGNATURE                                                    TITLE
                        ---------                                                    -----
                 /s/ Herbert M. Pearlman
-------------------------------------------------------
                   HERBERT M. PEARLMAN                                Chairman of the Board of Directors


                    /s/ Paul A. Frame                                 President, Chief Executive Officer
-------------------------------------------------------                         and Director
                      PAUL A. FRAME

                  /s/ Debra D. Valice
-------------------------------------------------------
                     DEBRA D. VALICE                                 Executive Vice President of Finance,
                                                                     Chief Financial Officer and Director
                /s/ Walter M. Craig, Jr.
-------------------------------------------------------
                  WALTER M. CRAIG, JR.                                             Director

                   /s/ Fred S. Zeidman
-------------------------------------------------------
                     FRED S. ZEIDMAN                                               Director

                  /s/ John E. Stieglitz
-------------------------------------------------------
                    JOHN E. STIEGLITZ                                              Director

                    /s/ William Lerner
-------------------------------------------------------
                      WILLIAM LERNER                                               Director

                                INDEX OF EXHIBITS

  Exhibit         Document
  -------         --------
     4.1          Seitel, Inc. Amended and Restated 1998 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q for the quarter ended September 30, 1999).

     4.2          Form of the New Warrants to be granted under the Amended and Restated 1998 Stock Purchase Plan
                  (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q for the quarter ended
                  September 30, 1999).

     4.3          Seitel, Inc. 2000 Stock Option Plan (incorporated by reference from Exhibit 10.1 to the
                  Company's Form 10-Q for the quarter ended September 30, 2000).

     4.4          Form of Warrants granted to Kevin Fiur and William Leaky.*

     5.1          Opinion of Gardere Wynne Sewell LLP, legal counsel to the Company.*

     10.1         Employment Agreement Amendment No. 2 dated effective as of June 26, 2000 between Seitel, Inc. and Paul
                  A. Frame (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 2000).

     10.2         Employment Agreement Amendment No. 2 dated effective as of June 26, 2000 between Seitel, Inc. and
                  Herbert M. Pearlman (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q for the quarter ended June 30, 2000).

     10.3         Employment Agreement Amendment No. 2 dated effective as of June 26, 2000 between Seitel, Inc. and David
                  S. Lawi (incorporated by reference from Exhibit 10.4 to the Company's Form 10-Q for the quarter ended June 30, 2000).

     23.1         Consent of Arthur Andersen LLP.*

     23.2         Consent of Garb Grubbs Harris& Associates, Inc.*

     23.3         Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1).

     24.1         Power of Attorney (included on Signature Page).



* Filed herewith.